Exhibit 10.11.6

PAETEC HOLDING CORP.

2007 OMNIBUS INCENTIVE PLAN

UNRESTRICTED STOCK AGREEMENT

PAETEC Holding Corp., a Delaware corporation (the “Company”), hereby grants shares of the common stock, par value $.01 per share, of the Company (the “Stock”) to the Grantee named below. The terms and conditions of the grant are set forth in this cover sheet, in the attached term sheet (together with this cover sheet, the “Agreement”), and in the Company’s 2007 Omnibus Incentive Plan (the “Plan”).

Grant Date:                    ,

Name of Grantee:

Number of Shares of Stock Covered by Grant:

Carefully review all of the terms and conditions described in the Agreement and in the Plan, a copy of which has been provided to you. In the event any provision of this Agreement

Attachment

This is not a stock certificate or a negotiable instrument.

PAETEC HOLDING CORP.

2007 OMNIBUS INCENTIVE PLAN

UNRESTRICTED STOCK AGREEMENT

Award	This grant is an award of Stock in the number of shares set forth on the cover sheet (the “Unrestricted Stock”) in compensation for your services to the Company.

Withholding Taxes	You agree, as a condition of this Award, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of Stock acquired under this Award. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the Award, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold Stock otherwise issuable to you or by delivering to the Company Stock already owned by you. The Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. The Company reserves (and any parent, Subsidiaries or Affiliates) the right to terminate your Service at any time and for any reason.

Shareholder Rights	You have the right to vote the Unrestricted Stock and to receive any dividends declared or paid on such stock.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Forum Selection	At all times each party hereto (1) irrevocably submits to the exclusive jurisdiction of any New York court or Federal court sitting in New York; (2) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be heard and determined in such New York or Federal court; (3) to the extent permitted by law, irrevocably waives (i) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (4) to the extent permitted by law, irrevocably agrees that a final nonappealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” will affect the right of any party hereto to serve legal process in any manner permitted by law.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Unrestricted Stock. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data include, but are not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Award, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed (including, with respect to non-U.S. resident Grantees, to the United States) to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Award, you agree that the Company may deliver the Plan prospectus, the Company’s annual report and other documents to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact [NAME, TITLE, PAETEC Holding Corp., ADDRESS, PHONE] to request paper copies of these documents.

By accepting this Award, you agree to all of the terms and conditions described above and in the Plan.